Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2012 FOURTH QUARTER AND YEAR RESULTS

Company completes significant accomplishments during the fiscal year, including:

•                  Adjusted income per share grows nearly doubles from prior year quarter

•                  Cape Girardeau project to be completed ahead of revised schedule

•                  Sold under-utilized asset in Lake Charles, LA and reached agreement to sell Biloxi, MS Property

•                  Reduced Leverage ratio to 5.7x EBITDA

•                  Substantial capital improvement projects underway to enhance customer experiences

SAINT LOUIS, MO — June 7, 2012 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the fourth fiscal quarter and fiscal year ended April 29, 2012, and other Company-related news.

Consolidated Results

The following table outlines the Company’s financial results (dollars in millions, except per shares data, unaudited):

	Three Months Ended		Twelve Months Ended
	April 29,	April 24,	April 29,	April 24,
	2012	2011	2012	2011
Net revenues	$291.0	$256.6	$977.4	$936.7
Net revenues, excluding insurance recoveries	282.4	256.6	967.7	936.7
Consolidated adjusted EBITDA (1)	69.3	63.5	200.6	190.0

Income (loss) from continuing operations	(13.5)	8.4	(17.4)	3.7
Income (loss) from discontinued operations	(111.3)	2.5	(112.4)	0.8
Net income (loss)	(124.8)	10.9	(129.8)	4.5
Diluted income (loss) per share from continuing operations	(0.35)	0.22	(0.45)	0.11
Diluted income (loss) per share from discontinued operations	(2.85)	0.06	(2.90)	0.02
Diluted income (loss) per share	(3.20)	0.28	(3.35)	0.13
Adjusted income (loss) per share (2)	0.38	0.27	0.43	0.17

(1) For a further description of Consolidated adjusted EBITDA, refer to the reconciliation tables following the narrative and the definition of adjusted EBITDA in footnote (1) of this release.

(2) For a reconciliation from the GAAP basis per share amounts to adjusted income (loss) per share, refer to the reconciliation table labeled “Reconciliation of GAAP Net Income (Loss) to Adjusted Income (Loss) and GAAP Net Income (Loss) Per Share to Adjusted Income (Loss) Per Share.”

Commenting on the results, President and Chief Executive Officer Virginia McDowell said, “Overall, we had a solid quarter marked by incremental revenue growth resulting from our refined business model, more favorable weather conditions than last year and an increasingly renewed asset base.  Even after adjusting for the fact that fiscal 2012 had an additional week when compared to fiscal 2011, we grew revenues and adjusted EBITDA. In fiscal 2012 we continued to improve our balance sheet even while investing to improve our existing properties and building Cape Girardeau.”

“We are pleased to announce that we expect to open Cape Girardeau by November 1 of this year, two full months ahead of our initial schedule, and will complete the rebranding of Vicksburg within the next several months.  Further, as we continue to renew our asset base and provide guests with more options and more experiences, we have an aggressive schedule of targeted capital improvements planned for our properties during the coming months, including renovated hotel rooms, new buffets and a full rollout of our enhanced customer loyalty program.”

“The quarter and year also contained a significant number of unusual items including items related to assets sales, impairment charges and insurance recoveries from flooding which are detailed below.”

Operating Results

During the quarter, we generally benefited from improved operations, cost reductions, marketing investments and seasonally mild weather, in addition to the favorable calendar, except as otherwise noted. The following is a discussion of the operating results at our properties during the quarter by state.

Colorado — Net revenues increased 14.4% to $34.1 million and adjusted EBITDA increased 54.6% to $9.5 million.  Operating margins increased 720 basis points to 27.8%.  Our properties in Black Hawk benefited from favorable weather conditions, completed facility enhancements, including renovations to the poker room and casino floor, and a reduced gaming tax rate compared to the fourth quarter of fiscal 2011.

Florida — Net revenues increased to $48.5 million from $41.6 million and adjusted EBITDA increased $1.5 million to $10.8 million. Our property in Pompano continued to exhibit revenue growth resulting from changes to our game mix, enhanced food and beverage amenities and the rollout of our enhanced customer loyalty program during the prior quarter, while competing with a major new expansion at our nearest competitor.

Iowa — Our property in Waterloo showed strong growth in adjusted EBITDA margins during the quarter, growing 260 basis points to 35.6%, as a result of operating improvements and reduced costs.  In the Quad Cities net revenues increased a combined $2.6 million and adjusted EBITDA increased $0.5 million.

Louisiana — Net revenues increased 11.6% to $38.7 million and adjusted EBITDA increased 6.0% to $7.2 million.  Adjusted EBITDA margins decreased 90 basis points to 18.6%, primarily a result of severance and marketing costs resulting from the consolidation of our riverboat operations into a single facility.  We are benefitting from a lower cost structure in Lake Charles as a result of consolidation following the sale of our smaller riverboat in February 2012.

Mississippi — Net revenues increased 2.1% to $37.7 million and adjusted EBITDA decreased 3.7% to $12.1 million.  Adjusted EBITDA margins decreased 190 basis points to 32.1%.  Our properties in Mississippi continue to face difficulties stemming from a lagging economy in the area.  In particular, our property in Lula is facing increased competitive pressure from competing facilities in Arkansas.  However, in Vicksburg we benefited from operating improvements compared to the prior year quarter as adjusted EBITDA margins improved from 34% to 39%, partially offset by construction disruption associated with the ongoing rebranding of the facility.

Missouri — Net revenues increased $0.8 million at our Kansas City property, however adjusted EBITDA decreased $0.6 million to $5.7 million, primarily as a result of competitive market pressures following the opening of a new facility in the area during the quarter.  Our property in Boonville increased adjusted EBITDA margins 120 basis points as a result of operating efficiencies and the introduction of the Farmers’ Pick Buffet in the beginning of this fiscal quarter.

The following items impacted the Company’s net income during the quarter and year ended April 29 2012;

•                  Following the announcement of the pending sale of our Biloxi property, we recorded a charge of $112.6 million to write-down the value of the property to the sale price of $45 million.  The impairment charge and operating results of the property for all presented periods have been reflected in discontinued operations in the attached schedules.

•                  We recorded a charge of $16.1 million related to the sale of our smaller riverboat and associated gaming license in Lake Charles, Louisiana, completed on February 9, 2012.  All operations have been successfully consolidated onto the larger riverboat facility.

•                  We recorded an impairment charge of $14.4 million against the goodwill at our Lula property during the fourth quarter of fiscal 2012.

•                  Net revenues and operating income for the fourth quarter include $8.6 million of insurance recoveries received as a result of business interruption claims related to flooding along the Mississippi River during fiscal 2012.

•                  We recorded a valuation allowance against our deferred tax assets related to our continuing operations of $8.7 million in accordance with the provisions of applicable accounting standards.

•                  We accrued approximately $2.0 million, including interest, in connection with a judgment issued in a legal case in connection with the Company’s previously owned property in Vicksburg, Mississippi, which was sold in July 2006.  We are appealing the judgment and plan to vigorously defend our position.

Corporate Expenses

Corporate and development expenses were $10.8 million for the quarter, an increase of $0.3 million compared to prior year.  The increase is primarily due to the accrual of the judgment mentioned above and increased insurance costs in the current year offset by debt refinancing costs of $3.0 million in the prior year.

Non-cash stock compensation expense was $1.3 million for the quarter compared to $1.4 million in the fourth quarter of fiscal 2011. For the fiscal year, non-cash stock compensation expense was $7.3 million, compared to $6.9 million in fiscal 2011.

Experience Enhancements

We continue to make targeted cost-efficient improvements at our properties in order to reposition our product offerings to exceed customer expectations. We are focused on improving the guest experience by refreshing and right sizing many of our casino floors and, in particular, are improving and expanding our array of non-gaming amenities.

Rebranding — At Rainbow Casino in Vicksburg, we expect to complete the $5 million Lady Luck Casino rebranding by the end of the second quarter of fiscal 2013.  The rebranding will introduce upgraded amenities from our portfolio of brands including an Otis and Henry’s restaurant, and a Lone Wolf bar.

Hotel Renovations — We are currently renovating the 253 hotel rooms in the main hotel tower in Lake Charles and 237 rooms in the Isle Black Hawk Hotel.  We expect the $15 million complete refurbishment of the Lake Charles rooms to be completed by November 1, 2012.  In Black Hawk we are replacing carpet, wall coverings, and furniture at an expected cost of approximately $2.0 million, and expect to be completed by December 1, 2012.

Food and Beverage Offerings — Our first Farmer’s Pick Buffet in Boonville has received outstanding customer feedback, and we intend to open additional Farmer’s Pick Buffets in fiscal 2013 including at Cape Girardeau, Pompano, Black Hawk and Waterloo.  Additionally, we plan to add a Lone Wolf bar in our Waterloo facility.

Customer Loyalty Program — Our enhanced customer loyalty program, the Fan Club, was introduced at its third and fourth locations, Kansas City and Lake Charles, during the quarter.  It has proven successful in expanding customer options and should result in more efficient marketing moving forward.  We expect to introduce the program to five additional properties during the first and second quarters of fiscal 2013, and intend to have it fully implemented across the portfolio by the end of fiscal 2013.

Development

Cape Girardeau, Missouri — Construction of our Cape Girardeau, Missouri project continues to progress ahead of schedule and we are happy to report that we now expect to complete construction on and open our facility in Cape Girardeau by November 1, 2012, an additional month ahead of the previously announced expedited schedule and two months ahead of our original construction schedule.  However, the expected cost of the project has been revised to $135 million from the previously estimated $125 million.

Nemacolin Woodlands Resort, Pennsylvania — The appeal hearing for the gaming license awarded to Nemacolin Woodlands Resort for the final resort license in Pennsylvania was held on

March 7, 2012. No date has been determined for an expected ruling on the appeal or the ultimate resolution of the matter.  We expect to begin construction on the property following a successful conclusion to the appeal process and receiving any other necessary approvals, and to open the property approximately nine months after the commencement of construction.

Capital Structure and FY 2013 Guidance

As of April 29, 2012, the Company had:

•                  $94.5 million in cash and cash equivalents, excluding $12.6 million in restricted cash;

•                  $1.2 billion in total debt; and

•                  $258 million in net line of credit availability.

Fiscal Year 2012 capital expenditures were $75.2 million, of which $34.9 million related to Cape Girardeau, $0.7 million related to Nemacolin and $39.6 million related to maintenance capital and projects at our existing properties.

At the end of the fiscal year our net leverage, as calculated under our senior credit facility was approximately 5.7x compared to 6.2x at the end of fiscal 2011.

The Company provided guidance for the following specific non-operating items for fiscal year 2013:

•                  Depreciation and amortization expense is expected to be approximately $76 million to $78 million.

•                 The Company expects cash income taxes pertaining to FY 2013 operations to be less than $5 million, primarily representing state income taxes.

•                  Interest expense is expected to be approximately $83 million to $85 million, net of capitalized interest.

•                  Corporate and development expenses for FY 2013 are expected to be approximately $40 million, including approximately $6 million in non-cash stock compensation expense.

•                 Capital expenditures for FY 2013 are expected to be approximately $140 million to $150 million, including approximately $85 million remaining to be spent in Cape Girardeau.  The balance of the spending will complete the Lake Charles and Black Hawk hotel renovations, the Vicksburg rebranding, Farmer’s Pick conversions and recurring maintenance capital. We have not forecasted any material capital spending related to Nemacolin due to the uncertainty of the timing of the appeal process or ultimate resolution.

•                  We expect to incur approximately $5.5 million of pre-opening expenses related to Cape Girardeau.

•                  Fiscal 2013 will be a 52 week year whereas fiscal 2012 was a 53 week year.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Thursday, June 7, 2012 at 9:00 am Central Time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing 877-917-8929.  International callers can access the conference call by dialing 517-308-9020.  The conference call reference number is 9992348. The conference call will be recorded and available for review starting at midnight central on Thursday, June 7, 2012, until midnight central on Thursday, June 14, 2012, by dialing 888-568-0918; International: 203-369-3790 and access number 5218.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the 15 casino properties that it owns and operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado and Florida. The Company is also currently developing a new facility in Cape Girardeau, Missouri and has been licensed to develop a new facility with Nemacolin Woodlands Resort in Western Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

###

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 29,	April 24,	April 29,	April 24,
	2012	2011	2012	2011
Revenues:
Casino	$294,940	$264,885	$1,006,523	$968,423
Rooms	8,631	8,203	32,438	32,144
Food, beverage, pari-mutuel and other	37,275	32,340	128,560	121,955
Insurance recoveries	8,654	—	9,637	—
Gross revenues	349,500	305,428	1,177,158	1,122,522
Less promotional allowances	(58,480)	(48,794)	(199,787)	(185,861)
Net revenues	291,020	256,634	977,371	936,661
Operating expenses:
Casino	41,900	36,678	153,743	142,642
Gaming taxes	73,225	65,293	251,780	242,949
Rooms	1,762	1,654	7,027	7,290
Food, beverage, pari-mutuel and other	12,185	11,098	41,281	40,559
Marine and facilities	14,421	14,672	57,225	55,211
Marketing and administrative	61,635	57,714	234,470	225,757
Corporate and development	10,831	10,529	40,248	42,709
Valuation charges	30,549	—	30,549	—
Preopening	484	—	615	—
Depreciation and amortization	17,924	19,664	76,050	77,613
Total operating expenses	264,916	217,302	892,988	834,730
Operating income	26,104	39,332	84,383	101,931
Interest expense	(22,466)	(23,224)	(87,905)	(91,935)
Interest income	199	541	819	1,903
Derivative income (expense)	187	42	439	(1,214)

Income (loss) from continuing operations before income taxes	4,024	16,691	(2,264)	10,685
Income tax provision	(17,502)	(8,335)	(15,119)	(6,950)
Income (loss) from continuing operations	(13,478)	8,356	(17,383)	3,735
Income (loss) from discontinued operations, net of income taxes	(111,313)	2,515	(112,370)	805
Net income (loss)	$(124,791)	$10,871	$(129,753)	$4,540

Income (loss) per common share-basic:
Income (loss) from continuing operations	$(0.35)	$0.22	$(0.45)	$0.11
Income (loss) from discontinued operations, net of income taxes	(2.85)	0.07	(2.90)	0.02
Net income (loss)	$(3.20)	$0.29	$(3.35)	$0.13

Income (loss) per common share-dilutive:
Income (loss) from continuing operations	$(0.35)	$0.22	$(0.45)	$0.11
Income (loss) from discontinued operations, net of income taxes	(2.85)	0.06	(2.90)	0.02
Net income (loss)	$(3.20)	$0.28	$(3.35)	$0.13

Weighted average basic shares	38,982,281	38,103,040	38,753,098	34,066,159
Weighted average diluted shares	38,982,281	38,252,693	38,753,098	34,174,717

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	April 29,	April 24,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$94,461	$75,178
Marketable securities	24,943	22,173
Accounts receivable, net	6,941	9,367
Insurance receivable	7,497	234
Income taxes receivable	2,161	3,866
Deferred income taxes	627	12,097
Prepaid expenses and other assets	18,950	25,444
Assets held for sale	46,703	—
Total current assets	202,283	148,359
Property and equipment, net	950,014	1,113,549
Other assets:
Goodwill	330,903	345,303
Other intangible assets, net	56,586	82,207
Deferred financing costs, net	13,205	18,911
Restricted cash	12,551	12,810
Prepaid deposits and other	9,428	12,749
Total assets	$1,574,970	$1,733,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5,393	$5,373
Accounts payable	23,536	26,013
Accrued liabilities:
Payroll and related	38,566	44,187
Property and other taxes	19,522	19,891
Interest	9,296	10,802
Progressive jackpots and slot club awards	14,892	15,280
Liabilities related to assets held for sale	4,362	—
Other	40,549	32,332
Total current liabilities	156,116	153,878
Long-term debt, less current maturities	1,149,038	1,187,221
Deferred income taxes	36,057	30,762
Other accrued liabilities	33,583	36,305
Other long-term liabilities	16,556	16,694
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at April 29, 2012 and 42,063,569 at April 24, 2011	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	247,855	254,013
Retained earnings (deficit)	(26,658)	103,095
Accumulated other comprehensive (loss) income	(855)	(2,235)
	220,763	355,294
Treasury stock, 3,083,867 shares at April 29, 2012 and 3,841,283 April 24, 2011	(37,143)	(46,266)
Total stockholders’ equity	183,620	309,028
Total liabilities and stockholders’ equity	$1,574,970	$1,733,888

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 29,	April 24,	April 29,	April 24,
	2012	2011	2012	2011
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$38,714	$34,692	$138,634	$131,214
Kansas City, Missouri	22,554	21,756	80,703	77,710
Boonville, Missouri	23,315	20,497	81,796	78,776
Bettendorf, Iowa	21,715	20,994	79,156	79,003
Marquette, Iowa	7,357	6,851	28,036	27,397
Waterloo, Iowa	24,721	22,936	86,484	83,197
Black Hawk, Colorado	34,073	29,789	124,051	115,482
Pompano, Florida	48,538	41,572	154,740	138,704
	220,987	199,087	773,600	731,483
Properties Impacted by Flooding
Natchez, Mississippi	9,009	8,506	26,739	30,787
Lula, Mississippi	18,300	19,084	56,070	67,340
Vicksburg, Mississippi(2)	10,437	9,365	31,937	27,935
Caruthersville, Missouri	10,539	9,447	33,890	33,696
Davenport, Iowa	12,769	10,919	44,055	43,651
	61,054	57,321	192,691	203,409

Property Net Revenues before Other	282,041	256,408	966,291	934,892

Insurance Recoveries(3)
Natchez	1,485	—	1,904	—
Lula	5,455	—	5,455	—
Vicksburg	703	—	758	—
Caruthersville	751	—	1,149	—
Davenport	260	—	371	—

Other	325	226	1,443	1,769

Net Revenues from Continuing Operations	$291,020	$256,634	$977,371	$936,661

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended April 29, 2012
	Operating Income (Loss)	Depreciation and Amortization	Valuation and Other Charges (4)	Stock-Based Compensation	Insurance Recoveries	Adjusted EBITDA
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$(11,193)	$2,236	$16,149	$3	$—	$7,195
Kansas City, Missouri	4,741	980	—	1	—	5,722
Boonville, Missouri	7,867	849	—	5	—	8,721
Bettendorf, Iowa	4,423	1,994	—	5	—	6,422
Marquette, Iowa	1,214	469	—	5	—	1,688
Waterloo, Iowa	7,133	1,651	—	5	—	8,789
Black Hawk, Colorado	7,457	1,992	—	10	—	9,459
Pompano, Florida	8,338	2,457	—	6	—	10,801
	29,980	12,628	16,149	40	—	58,797
Properties Impacted by Flooding
Natchez, Mississippi	3,858	418	—	5	(1,485)	2,796
Lula, Mississippi	(5,303)	1,585	14,400	5	(5,455)	5,232
Vicksburg, Mississippi (2)	3,528	1,259	—	3	(703)	4,087
Caruthersville, Missouri	2,528	893	—	5	(751)	2,675
Davenport, Iowa	3,110	533	—	5	(260)	3,388
	7,721	4,688	14,400	23	(8,654)	18,178

Total Operating Properties	37,701	17,316	30,549	63	(8,654)	76,975
Corporate and Other	(11,597)	608	1,979	1,326	—	(7,684)
Total	$26,104	$17,924	$32,528	$1,389	$(8,654)	$69,291

	Three Months Ended April 24, 2011
	Operating Income (Loss)	Depreciation and Amortization	Valuation and Other Charges (4)	Stock-Based Compensation	Insurance Recoveries	Adjusted EBITDA
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$4,485	$2,285	$—	$19	$—	$6,789
Kansas City, Missouri	5,355	939	—	6	—	6,300
Boonville, Missouri	6,344	1,073	—	21	—	7,438
Bettendorf, Iowa	4,463	1,989	—	5	—	6,457
Marquette, Iowa	1,044	427	—	7	—	1,478
Waterloo, Iowa	5,955	1,586	—	16	—	7,557
Black Hawk, Colorado	3,187	2,919	—	12	—	6,118
Pompano, Florida	6,394	2,918	—	5	—	9,317
	37,227	14,136	—	91	—	51,454
Properties Impacted by Flooding
Natchez, Mississippi	2,464	399	—	8	—	2,871
Lula, Mississippi	4,667	1,806	—	20	—	6,493
Vicksburg, Mississippi (2)	1,835	1,379	—	—	—	3,214
Caruthersville, Missouri	1,785	767	—	8	—	2,560
Davenport, Iowa	2,257	577	—	8	—	2,842
	13,008	4,928	—	44	—	17,980

Total Operating Properties	50,235	19,064	—	135	—	69,434
Corporate and Other	(10,903)	600	2,988	1,399	—	(5,916)
Total	$39,332	$19,664	$2,988	$1,534	$—	$63,518

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Twelve Months Ended April 29, 2012
	Operating Income (Loss)	Depreciation and Amortization	Valuation and Other Charges (4)	Stock-Based Compensation	Adjusted EBITDA
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$(4,478)	$9,291	$16,149	$38	$21,000
Kansas City, Missouri	13,902	3,997	—	11	17,910
Boonville, Missouri	26,018	3,481	—	45	29,544
Bettendorf, Iowa	12,793	8,122	—	21	20,936
Marquette, Iowa	4,169	1,791	—	25	5,985
Waterloo, Iowa	20,399	6,573	—	37	27,009
Black Hawk, Colorado	17,468	10,953	—	40	28,461
Pompano, Florida	17,393	10,539	—	24	27,956
	107,664	54,747	16,149	241	178,801
Properties Impacted by Flooding
Natchez, Mississippi	6,478	1,536	—	25	8,039
Lula, Mississippi	(4,729)	6,590	14,400	45	16,306
Vicksburg, Mississippi (2)	4,145	5,067	—	10	9,222
Caruthersville, Missouri	4,497	3,395	—	26	7,918
Davenport, Iowa	8,261	2,202	—	26	10,489
	18,652	18,790	14,400	132	51,974

Total Operating Properties	126,316	73,537	30,549	373	230,775
Corporate and Other	(41,933)	2,513	1,979	7,269	(30,172)
Total	$84,383	$76,050	$32,528	$7,642	$200,603

	Twelve Months Ended April 24, 2011
	Operating Income (Loss)	Depreciation and Amortization	Valuation and Other Charges (4)	Stock-Based Compensation	Adjusted EBITDA
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$13,638	$9,335	$—	$82	$23,055
Kansas City, Missouri	14,619	3,614	—	29	18,262
Boonville, Missouri	22,670	4,318	—	86	27,074
Bettendorf, Iowa	13,386	7,982	—	25	21,393
Marquette, Iowa	3,780	1,645	—	30	5,455
Waterloo, Iowa	17,953	6,870	—	69	24,892
Black Hawk, Colorado	10,993	12,442	—	55	23,490
Pompano, Florida	12,030	9,996	—	24	22,050
	109,069	56,202	—	400	165,671
Properties Impacted by Flooding
Natchez, Mississippi	7,591	1,468	—	32	9,091
Lula, Mississippi	12,471	7,283	—	81	19,835
Vicksburg, Mississippi (2)	4,188	4,552	—	—	8,740
Caruthersville, Missouri	3,909	3,303	—	32	7,244
Davenport, Iowa	8,171	2,278	—	33	10,482
	36,330	18,884	—	178	55,392

Total Operating Properties	145,399	75,086	—	578	221,063
Corporate and Other	(43,468)	2,527	2,988	6,864	(31,089)
Total	$101,931	$77,613	$2,988	$7,442	$189,974

Isle of Capri Casinos, Inc.

Reconciliation of Income (Loss) From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 29,	April 24,	April 29,	April 24,
	2012	2011	2012	2011
Income (loss) from continuing operations	$(13,478)	$8,356	$(17,383)	$3,735
Income tax provision	17,502	8,335	15,119	6,950
Derivative (income) expense	(187)	(42)	(439)	1,214
Interest income	(199)	(541)	(819)	(1,903)
Interest expense	22,466	23,224	87,905	91,935
Depreciation and amortization	17,924	19,664	76,050	77,613
Stock-based compensation	1,389	1,534	7,642	7,442
Valuation charges and other (4)	32,528	2,988	32,528	2,988
Insurance recoveries (3)	(8,654)	—	—	—
Adjusted EBITDA	$69,291	$63,518	$200,603	$189,974

Isle of Capri Casinos, Inc.

Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income (Loss) and GAAP Net Income (Loss) Per
Share to Adjusted Net Income (Loss) Per Share

(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	April 29,	April 24,	April 29,	April 24,
	2012	2011	2012	2011
GAAP net income (loss)	$(124,791)	$10,871	$(129,753)	$4,540
Insurance recoveries (3)	(8,654)	—	—	—
Valuation charges and other (4)	32,528	2,988	32,528	2,988
Adjustment for taxes on above items	(3,790)	(1,195)	(7,251)	(1,195)
Tax valuation allowance	8,742	—	8,742	—
Discontinued operations	111,313	(2,515)	112,370	(805)
Adjusted net income	$15,348	$10,149	$16,636	$5,528

GAAP net income (loss)	$(3.20)	$0.28	$(3.35)	$0.13
Insurance recoveries (3)	(0.22)	—	—	—
Valuation charges and other (4)	0.83	0.08	0.84	0.09
Adjustment for taxes on above items	(0.10)	(0.03)	(0.19)	(0.03)
Tax valuation allowance	0.22	—	0.23	—
Discontinued operations	2.85	(0.06)	2.90	(0.02)
Adjusted net income per share	$0.38	$0.27	$0.43	$0.17

(1)          Adjusted EBITDA is “earnings before interest and other non-operating income (expense), income taxes, stock-based compensation, valuation charges and other unusual items (see Note 4 below) and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and they are important components in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.  A reconciliation of Adjusted EBITDA to operating income is included in the financial schedules accompanying this release.

Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net revenues before insurance recoveries.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, pre-opening expenses, certain write-offs and valuation expenses, and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.

(2)          Rainbow Casino in Vicksburg, Mississippi was acquired on June 8, 2010 and we have included the results of Rainbow in our consolidated financial statements subsequent to acquisition.

(3)          We have received insurance recoveries related to our flood claims associated with the flooding along the Mississippi River in the first quarter of fiscal 2012.

(4)          Valuation charges and other in the fourth quarter and fiscal 2012 consists of a goodwill impairment charge at our Lula, Mississippi property of $14.4 million, a charge of $16.1 million at our Lake Charles property related to the sale of our smaller riverboat and associated gaming license, and a charge of $2.0 million at Corporate in connection with a legal judgment. Valuation charges and other in the fourth quarter and fiscal 2011 consist of debt refinancing costs of $3.0 million.